Exhibit 10.44
21st September 2017
Private & Confidential
Alex Shvartsburg
18 Lancaster Gate
London
W2 3LH

Dear Alex

It is with great pleasure to outline below the offer of employment with LivaNova PLC.

Position: Vice President Strategy and Innovation
Start Date: 21st September 2017

The details of this offer and the terms of your contract of employment are further outlined in the accompanying Terms and Conditions of Employment. Please sign and return the enclosed copy, together with the Terms and Conditions of Employment, to confirm your acceptance by 25th September 2017.

We trust that these terms and conditions meet your expectations and sincerely wish you every success in this role.

Susannah Minshall
HR Manager UK&I

I accept the offer of employment as explained above and, in accordance, with the terms set out in the accompanying statement, a copy of which I am returning with this letter.

Signed: _________________________        Date: ___________________

Alex Shvartsburg

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

This document is a summary of the agreed contractual terms between LivaNova PLC (hereinafter, the “Company”) and Alex Shvartsburg (hereinafter, the “Employee“). The document is also a statement of terms and conditions as required by all employees under the provisions of section 1 (1-5) of the Employment Rights Act 1996. The Company has produced a Company Handbook which is important that you read and fully understand.

Full name of employee:        Alex Shvartsburg
Employer:                LivaNova PLC
Place of work:            London
Job title:                 Vice President Strategy and Innovation
Reporting to:            Chief Financial Officer
Contract type:            Permanent

1. Probationary period
Your first six months of employment will be a probationary period. The company reserves the right to extend the probationary period at their discretions for up to 9 months.

2. Payment
Your base salary will be £200,000 per annum, subject to normal tax withholdings. This sum will be paid in monthly equal payments by bank transfer, on the 25th day of each month.

Your salary will be subject to annual pay reviews, with any increase in salary being entirely at the discretion of the Company.

3. Company Bonus Scheme
In addition to base salary, a bonus will be paid in accordance with the annual plan, based on performance and achievement of objectives, subject to normal tax withholdings. This plan will be discussed and agreed from time to time and may vary each year according to the priorities and needs of the Business. Your target bonus will be 40% of your base salary. The Company reserves the right to vary any part of the bonus incentive scheme at any time.

4. Long Term Incentive

Upon acceptance of your permanent employment contract we will recommend to the Compensation Committee at the first possible opportunity that an award equivalent in value to 55% of your base salary is granted to you under the Long Term Incentive Plan. Subject to the Compensation Committee approval, in the following year an award in the range of 55-85% of your base salary may be granted to you under the Long Term Incentive Plan.

5. Additional Hiring LTI

Upon acceptance of your permanent employment contract we will recommend to the Compensation Committee at the first possible opportunity that as part of the hiring package an additional award of 30% is granted to you under the Long Term Incentive Plan.

6. Car Allowance

A Company car or a car allowance will be provided in line with the Company car policy. You are entitled to select a car, per your designation under the car policy as Director Level or one of equivalent cost to rent per month, should you be interested in choosing this option.

Alternatively, there is a car ‘cash’ allowance of £900 per month, subject to normal tax withholdings, in lieu of a Company vehicle.

7. Hours of Work
Your paid hours of work will be 35 per week, 0900h to 1700h Monday to Friday. However, due to the nature of your position, you are expected to increase your hours/change your working pattern on some occasions in order to meet the needs of the business without payment of over-time.

You should note there may be occasions where your need to work on weekends is necessary to support business related activities. Where this is the case, you will be granted reasonable compensatory rest. The company will strive to give reasonable notice of any changes to your normal working week, so as to minimize any personal inconvenience.

8. Rest Breaks

Full time employees are entitled to 1 x 60 minute lunch break, Monday to Friday inclusive, which is unpaid. This should be implemented with discretion, in line with total daily working hours.

9. Holiday Entitlement/Other Leave

You are entitled to 24 days holiday with the addition of an extra day for every full calendar year worked up to a maximum of 29 days, as eligible to UK employees and should be used in the corresponding holiday year as much as possible.
The time at which holiday can be taken is subject to operational requirement and must be approved and signed off by your manager in advance. As a general rule, three weeks’ notice should be given for requests for holidays, but the Company endeavors to adopt a flexible attitude dependent upon individual circumstances.

On leaving the Company, if you have taken more holiday entitlement than you have accrued up to your leave date, then the Company shall be entitled to deduct the equivalent money from your final salary payment. Any holiday owing will be taken either prior to termination of contract or will be given as a payment in lieu as authorised by your manager. Likewise, any accrued, but unused holiday entitlement up to your leave date, will be paid to you, subject to normal tax withholdings, as soon as administratively possible.

10. Absence & Sick Pay

The procedures and policies that apply to the notification of sickness absence and the arrangements for pay are detailed in the Company Employee Handbook. It should be noted that full company sick pay is paid at the discretion of management.

11. Medical Insurance & Medical Evidence of Fitness to Work

The Company has private medical insurance for all employees currently provided by Aetna. You will be invited to join this immediately upon the effective date of your commencement under LivaNova PLC.

Employees are required to declare significant medical conditions requiring hospital admission and prolonged medication. The Company reserves the right to require you to undergo medical examination at any time (at the Company’s expense) by doctor(s) appointed by the Company for any purpose related to your employment with the Company.

12. Pension/Benefits

You are invited to join the Company’s pension scheme and the Company will contribute 12.5% of your monthly gross salary and bonus payments. This does not include other payments such as car allowance. Please note the Company holds in its full discretion the ability to change the pension contribution entitlement.

The particulars of the terms and conditions relating to this and all other Company benefits can be found in the Company Employee Handbook.

Details of the policies concerning compassionate leave, maternity leave and jury service are also listed in the Employee Handbook.

13. Notice Periods/Leaving the Company

With the exception of during any probationary period you will be required to give 3 months’ notice in writing of the termination of your contract of employment.  The Company will similarly give you 3 months’ notice in writing of the termination of your contract of employment for any reason other than gross misconduct, with the exception of during any probationary period.

During the probationary period, the notice period will be one month’s notice on either side.

In cases of gross misconduct, a serious breach of your obligations or if you cease to be entitled to work in the UK, no notice will be given.

Should you leave without notice or during your notice period (whether notice is served by you or the Company) without the permission of the Company, the Company reserves the right to deduct a day’s pay for each day not worked during the notice period, including deductions from wages, accrued holiday pay, or other monies due to you and/or non payment of wages due to you.

The Company reserves the right in its absolute discretion to terminate your employment by paying you in lieu of notice. The payment shall be your basic salary only at the rate payable when the option is exercised without taking into account any bonus, pension contributions or any benefits in kind and shall be subject to deductions for income tax and National Insurance contributions as appropriate. You will not under any circumstances have any right to payment in lieu unless the Company has exercised its option to pay in lieu by notice to you.

14. Garden Leave

If either you or the Company serves notice on the other to terminate your employment, the Company may require you to take “garden leave” for all or part of the remaining period of employment. If you are required to take garden leave you:

–may not attend your place of work or any other premises of the Company or any associated company;
–may be asked to resign immediately from any offices you hold in the Company or any associated company;
–may not be required to carry out duties during the remaining period of your employment;
–must return to the Company all documents and other materials (including copies) belonging to the Company or associated companies containing confidential information;
–may not without the prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional advisor, broker or banker of the Company or any associated company or any employee of the Company or associated company.

During any period of garden leave you will continue to receive your full salary and benefits and all other contractual provisions will remain in full force. Any accrued but unused holiday will be deemed to be taken during any period of Garden Leave.

15. Collective Agreement

Your contract of employment is not subject to any collective agreements between a Trade Union and the Company.

16. Working Outside the UK

The nature of the role may require frequent visits abroad.

17. Disciplinary & Appeal Rules & Regulations

The disciplinary rules which apply to you can be found in the Company Employee Handbook. They do not form part of your contract of employment. If you are dissatisfied with any disciplinary decision that affects you, you should apply in first instance to your immediate manager or the HR manager, as appropriate. All applications should be made in writing within 7 days of the decision.

18. Grievance Procedure

Full details of the grievance procedure are outlined in the Company Employee Handbook. The grievance procedure does not form part of your contract of employment. If you have a grievance about your employment you should, in the first instance, raise it with your line manager or where this is not appropriate, with the HR manager.

19. Non-competition

During your employment and for a period of 6 months from the termination of employment under this contract of employment you shall neither on your own behalf nor for any other person, company or organisation by way of trade seek to obtain orders for any goods of a type or class with which you have dealt, or which you have sold, on behalf of this Company during the period of 6 months prior to the termination of your employment, nor during the said period of 6 months shall you solicit customers of this Company to place orders for that type or class of goods elsewhere. This restriction shall apply to the geographical area in which you have operated during the period of 6 months prior to the termination of your employment.

20. Nonsolicitation

You undertake that during your employment and for a period of 6 months after the termination of your employment under this contract you will not directly or indirectly solicit or endeavour to entice away from the Company employees who were employed by the Company during the course of your service with the Company, or employ in any capacity or offer employment in any capacity to or enter into or offer to enter into partnership with any person in relation to whom the first part of this clause is applicable.

21. Confidentiality

You shall not, except as authorised by the Company or required by your duties under your employment contract, use for your own benefit or gain or divulge to any persons, firm, company or organisation whatsoever any of the trade secrets or any other confidential information of the Company, or any of its associated companies, including in particular but not limited to information about business plans, maturing new business opportunities, research and development projects, product formulae, processes, plant and equipment inventions, designs, discoveries or know-how, sales, statistics, marketing surveys and plans, database of placements or any information relating to the identity of the placements, cost profit or loss, prices and discount structures, training materials,

Company turnover, the names addresses and contact details of customers and potential customers or suppliers and potential suppliers (whether or not recorded in writing or on computer disk or tape) which the Company or any of its associated companies treats as confidential. This restriction shall cease to apply to any information or knowledge, which may subsequently come into the public domain other than by way of unauthorised disclosure.
All confidential records, documents and other papers, together with any copies or extracts thereof, made or acquired by you in the course of your employment shall be the property of the Company and must be returned to the Company on the termination of your employment or commencement of garden leave if applicable.

22. Variation to Standard & Other Terms & Conditions

The Company reserves the right to make reasonable changes to these and any other agreed terms and conditions of employment. Minor changes of detail (e.g. in procedures) may be made from time to time and will be effected by a general notice to employees. You will be given not less than one month’s written notice before significant changes are made.

23. Choice of Law

This agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with English law.

All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties irrevocably submit.

24. Data Protection

You agree that personal data (other than sensitive personal data) as defined in the Data Protection Act 1998, relating to you and your employment may be processed by the Company to the extent that it is reasonably necessary in connection with your employment or the business of the Company.

A.You agree that the Company may process sensitive personal data relating to you, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring the Company’s equal opportunities policy. You agree that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so for the purpose of monitoring the Company’s equal opportunity policy.
B.Your consent to the transfer and disclosure of personal data as set out above shall apply regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that your rights and freedom in relation to the processing of the relevant personal data are adequately protected.
C.You agree that the Company and any associated companies to which you provide services may intercept and monitor communications sent via any private telecommunication systems or services of the Company or any such associated Company.

25. Third Party Rights

No person other than you and the Company may enforce any term of this agreement.

Signed on behalf of the Company:

Susannah Minshall
HR Manager UK&I

I have read the above terms and conditions and accept them as being part of my contract.

Signed: _________________________        Date: ______________________

Alex Shvartsburg